CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     As the independent registered public accounting firm, we hereby consent to the use of our report, dated July 31, 2008 for Tax Exempt Proceeds Fund, Inc., (the "Fund") and to all references to our firm included in or made a part of this Post Effective Amendment No. 23 under the Securities Act of 1933 and Post Effective Amendment No. 25 under the Investment Company Act of 1940 to Tax Exempt Proceeds, Inc.'s Registration Statement on Form N1-A, (File Nos. 033-25747 and 811-05698), including the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information of the Fund.

                                                         ______________________
                                                         /s/ Sanville & Company

New York, New York
October 27, 2008